EX-99.h.1.ii

AMENDED AND RESTATED

SCHEDULE A

DELAWARE POOLED TRUST

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

AS OF DECEMBER 1, 2025

Nomura Global Listed Real Assets Fund (formerly, Macquarie Global Listed Real Assets Fund)	Effective as of April 19, 2001

AGREED AND ACCEPTED:

DELAWARE INVESTMENTS FUND		DELAWARE POOLED TRUST
SERVICE COMPANY		for its series set forth in this Schedule A

By:	/s/ Richard Salus	By:	/s/ Shawn K. Lytle
Name:	Richard Salus	Name:	Shawn K. Lytle
Title:	SVP/Global Head of Fund Services/Managing Director	Title:	President/Senior Managing Director